UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 8, 2007
SOMAXON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51665 (Commission File Number)	20-0161599 (IRS Employer Identification No.)

3721 Valley Centre Drive, Suite 500, San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 480-0400

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     1. Amendments to Employment Agreements. On October 8, 2007, the Board of Directors (the “Board”) of Somaxon Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), approved amendments to the employment agreements with certain of its executive officers to conform the severance provisions of all executive officers to those in the employment agreements of the Company’s founders. In addition, the employment agreements with all of the Company’s executive officers were amended such that the definition of “good reason” is conformed to the safe harbor relating to severance for resignations from employment for “good reason” contained in Section 409A of the Internal Revenue Code. The remaining provisions of each of the employment agreements will remain unchanged.
          A copy of the form of amended employment agreement will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007.
     2. Amendment of 2007 Incentive Plan. On October 8, 2007, the Board, upon the recommendation of the Committee, amended the Company’s 2007 Incentive Plan (the “Plan”). Pursuant to the amendment, each executive officer is eligible for a cash bonus equal to 50% of his or her target bonus percentage (as set forth in the Plan), payable upon the acceptance of the New Drug Application (“NDA”) by the U.S. Food and Drug Administration for the Company’s lead product candidate, SILENOR™ (the “Additional Bonus”). Such Additional Bonus will be in addition to each executive’s regular bonus under the Plan, and any bonuses payable under any incentive plan the Company may adopt for 2008. In the event of a change in control of the Company prior to the acceptance of the NDA for SILENOR™, the Additional Bonuses will be paid upon consummation of the change in control. In order to receive the Additional Bonus described above, an employee must be employed on the payment date.
          The remaining provisions of the Plan will remain unchanged.
          3. Restricted Stock Issuances. On October 8, 2007, each of the executives of the Company was issued 20,000 shares of restricted stock, 5,000 shares of which vest upon the acceptance of the NDA for SILENOR™ and 15,000 shares of which vest upon the approval of the NDA for SILENOR™.
          In the event of a change in control prior to the acceptance and/or the approval of the NDA for SILENOR™, 50% of the unvested shares of restricted stock will vest upon the consummation of the change in control. The remaining 50% will be converted into the right to receive cash at the time of the consummation of the change in control based on the value of the transaction, with such cash to be paid to the executive upon attainment of the applicable performance objectives. In addition, if an employee is terminated without cause or resigns for good reason following the change of control but prior to the attainment of the performance objectives, such cash would be paid to him or her in full upon such termination or resignation.
          In order to have his or her restricted stock vest, an employee must be employed on the applicable vesting date.
          The form of restricted stock agreement was filed as an exhibit to the Company’s Registration Statement on Form S-8 on December 15, 2005.

          The Company previously established incentive plans with its non-executive officer employees to provide for cash bonuses upon the acceptance and/or approval of the NDA for SILENOR™, as well as stock options which vest upon the achievement of such milestones.
     4. Salary Increases for Certain Executive Officers. On October 8, 2007, the Board, upon the recommendation of the Committee, established new base salaries to be paid to certain of the executive officers effective as of October 8, 2007. The following new base salaries were established effective as of October 8, 2007:

Name	Title	Base Salary
Philip Jochelson, M.D.	Senior Vice President and Chief Medical Officer	$300,000
Brian T. Dorsey	Vice President, Product Development	$230,000

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMAXON PHARMACEUTICALS, INC.
Date: October 12, 2007	By:	/s/ Kenneth M. Cohen
	Name:	Kenneth M. Cohen
	Title:	President and Chief Executive Officer